iWallet Corporation Launches Official Website, Providing Company Information and Product Details

RENO, NEVADA – April 8, 2025 – iWallet Corporation (OTC: IWAL), a company focused on security-oriented personal accessories, today announced the launch of its official website: www.iwal.tech. This platform offers existing shareholders and the public information about iWallet’s next-generation products and company direction.

The newly designed website provides details on iWallet Corporation’s development of the iWallet 2.0 and iPassport. These products incorporate materials like aerospace-grade titanium, biometric fingerprint authentication, Bluetooth tracking, and RFID protection, representing an advancement in security accessories.

In addition to product specifications and visual representations, the website offers insights into iWallet’s business model, strategic plans, and overall company outlook. Shareholders and inter-ested parties can also find updates on corporate news and other developments as the company progresses towards commercialization.

“The launch of our official website is an important step in establishing a visible presence for our brand and connecting with our shareholders and the broader public,” said Steven Cabouli, Founder and Chief Executive Officer of iWallet Corporation. “This platform will serve as a communication hub, allowing us to share our progress and provide information regarding our product development and strategic business initiatives.”

The website will be regularly updated with relevant materials, announcements, and milestones as iWallet works to deliver innovative and secure solutions for today’s consumers.

About iWallet Corporation

iWallet Corporation (OTC: IWAL) is dedicated to developing high-end, security-enhanced ac-cessories that integrate design with technology. Its main products, the iWallet 2.0 and iPassport, are engineered to address the needs of consumers who prioritize protection, convenience, and quality in their everyday items.

Forward-Looking Statements

This press release contains forward-looking statements reflecting iWallet Corp.’s current expecta-tions about future growth, operations, performance, prospects, and opportunities. Such state-ments are identified by words like “seek,” “anticipate,” “plan,” “continue,” “estimate,” “may,” “will,” “project,” “predict,” “potential,” “targeting,” “intend,” “could,” “might,” “should,” and “believe,” and are based on information currently available and reasonable assumptions. Howev-er, these statements involve risks and uncertainties that could cause actual results to differ mate-rially. Potential factors include, but are not limited to, market conditions, technological advance-ments, regulatory changes, financial performance, operational challenges, the success of strategic initiatives, securing adequate funding, potential legal proceedings, and reliance on key personnel. While management believes its assumptions are reasonable, there is no guarantee that these for-ward-looking statements will prove accurate. iWallet Corp. undertakes no obligation to update or revise these statements unless required by applicable law. This cautionary statement should be considered in conjunction with all other disclosures provided by iWallet Corp., which are subject to various risks and uncertainties. Actual results may differ materially from those expressed or implied in these forward-looking statements.

Contact:

Steven Cabouli

Chief Executive Officer

ir@iwal.tech

(858) 610-2958

www.iwal.tech